UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2023

EMERGENT BIOSOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33137	14-1902018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
 400 Professional Drive, Suite 400,
Gaithersburg, Maryland 20879
(Address of principal executive offices, including zip code)

(240) 631-3200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per share	EBS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets
On May 15, 2023, pursuant to the Purchase and Sale Agreement (the “Purchase and Sale Agreement”), by and between Emergent BioSolutions Inc., through its wholly owned subsidiaries Emergent International Inc. and Emergent Travel Health Inc. (collectively, “Emergent” or “Company”) and Bavarian Nordic (the “Buyer”), the Company completed the previously announced sale of the Company’s travel health business (the “Business”), including rights to Vivotif®, the licensed typhoid vaccine; Vaxchora®, the licensed cholera vaccine; the development-stage chikungunya vaccine candidate CHIKV VLP; the Company’s manufacturing site in Bern, Switzerland; and certain of its development facilities in San Diego, California.

At the closing, Buyer paid a cash purchase price of $270 million, exclusive of customary closing adjustments for cash, indebtedness, working capital and transaction expenses of the business at closing (the "Purchase Price"). Bavarian Nordic may also be required to pay milestone payments of up to $80 million related to the development of CHIKV VLP and receipt of marketing approval and authorization in the U.S. and Europe, and earn-out payments of up to $30 million based on aggregate net sales of Vaxchora and Vivotif in calendar year 2026.

The description of the Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase and Sale Agreement which was attached as Exhibit 10.204 to the Company's Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 1, 2023, and is incorporated herein by reference as Exhibit 2.1. The Purchase and Sale Agreement is intended to provide investors with information regarding its material terms. It is not intended to provide any other financial information about the Company or its subsidiaries or affiliates. The representations, warranties, and covenants contained in the Purchase and Sale Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Purchase and Sale Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase and Sale Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the entities being acquired or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may have changed after the date of the Purchase and Sale Agreement.

Item 7.01 Regulation FD Disclosure.

On May 15, 2023, Emergent issued a press release announcing the closing of the Transaction, which is furnished as Exhibit 99.1 hereto.

The information contained in this Item 7.01 shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing, under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The following unaudited pro forma condensed consolidated financial information of Emergent BioSolutions Inc. in connection with the Transaction, including the notes thereto, is filed as Exhibit 99.2 hereto and incorporated herein by reference:

•Unaudited pro forma condensed consolidated balance sheet as of March 31,2023
•Unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022

(d) Exhibits.

Exhibit No.	Description
2.1*+	Purchase and Sale Agreement, dated February 15, 2023 by and between Emergent BioSolutions Inc., through its wholly owned subsidiaries Emergent International Inc. and Emergent Travel Health Inc. and Bavarian Nordic (incorporated by reference to Exhibit 10.204 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023).
99.1	Press release, dated May 15, 2023.
99.2	Unaudited pro forma condensed financial information of Emergent BioSolutions Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
* Schedules and exhibits to the Purchase and Sale Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.
+ Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT BIOSOLUTIONS INC.

Dated: May 15, 2023	By:	/s/ RICHARD S. LINDAHL
Name: Richard S. Lindahl Title: Executive Vice President, Chief Financial Officer and Treasurer